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                                                                   Exhibit 10cii

                              Endorsement Method
                            Split Dollar Agreement

THIS AGREEMENT, made as of this ____________ day of ____________   1999 by and
between BECTON DICKINSON AND COMPANY, a Corporation with its principal place of business at FRANKLIN LAKES, NEW JERSEY, (hereinafter referred to as the "Corporation"), and "EXECUTIVE" hereinafter referred to as the "Executive").

WHEREAS, the Executive is a valued employee of the Corporation and the Corporation wishes to secure, for itself, the benefits of a continuing association with the Executive; and

WHEREAS, the Executive is expected to perform his or her duties in a capable and efficient manner, resulting in substantial growth and productivity to the Corporation; and

WHEREAS, the experience of the Executive is such that assurance of his or her continued services is essential to the future growth and profitability of the Corporation.

Now, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:


INSURANCE COVERAGE

     1. The Corporation will enter into various contracts of insurance on the life of the Executive which are listed on Exhibit A. ("Policies")

PREMIUM PAYMENTS

     2. On or before the due date of each premium payment on the Policies, or within the grace period provided therein, the Corporation shall pay the full amount of the premium to the insurance company providing the insurance coverage.

BENEFICIARY DESIGNATION

     3. Contemporaneously with the execution of this Agreement, the Executive has executed a Beneficiary Designation form setting forth the name or names of the beneficiary or beneficiaries ("Beneficiary") entitled to receive benefits hereunder. The Executive shall have the right, from time to time, to change the Beneficiary by executing a Beneficiary Designation form and submitting it to the Corporation.

DEATH BENEFITS

   4. The Executive shall be entitled to the following as a Death Benefit:

         a. In the event of the Executive's death prior to Retirement (as defined in paragraph 5.), the Beneficiary shall receive from the death proceeds an amount equal to two times the Executive's current annual salary determined as of the most recent Plan Anniversary Date, less fifty thousand dollars ($50,000).

         b. In the event of the Executive's death after Retirement, the Beneficiary shall receive from the death proceeds an amount equal to two times salary, determined as of the Executive's date of Retirement.

         c. Notwithstanding anything herein to the contrary, if the Executive commits suicide within two (2) years of the date of purchase of the Policies, the Death Benefit, if any, to be received hereunder shall not exceed the benefit provided under the applicable Policies.

            All death proceeds of the Policies remaining after the payment of Death Benefits to the Beneficiary shall be paid directly to the Corporation.
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RETIREMENT

     5. Retirement shall mean the first day of the month in which the Executive ceases employment with the Corporation and such termination is, under the terms of the Corporation's Pension Plan (or its successor) either:

          a. on or after the Executive's normal Retirement date with a normal or late Retirement pension; or

          b. on or after attaining age 55, with at least ten years of service.

PLAN ANNIVERSARY DATE

     6. Plan Anniversary Date shall be every April 1, subsequent to the date this Agreement is executed.


TERMINATION OF AGREEMENT

     7. This Agreement shall terminate 30 days after the first to occur of the following events; (a) upon the giving of prior written notice of termination by either party to the other party to this Agreement, with or without the consent of the other party; or (b) the date of the Executive's termination of employment for any reason other than retirement. During such 30-day period prior to the termination of this Agreement, the Executive shall have the right to purchase the Policies from the Corporation by payment of the Corporate Interest in the Policies. The Corporate Interest in the Policies shall be equal to the lesser of (a) the sum of all premiums paid by Corporation less any policy loans, cash withdrawals, or refunds of unearned premiums, or (b) the tabular cash value of the Policies at the end of the period for which premiums have been paid plus the cash value of any paid-up additions, if any. Upon receipt of the Corporate Interest in the Policies, Corporation shall execute such documents as may be required by the Insurer to transfer ownership of the Policies to Executive. Notwithstanding the first sentence of this paragraph, this Agreement shall terminate immediately upon receipt of the Corporate Interest in the Policies and transfer of ownership of the Policies to Executive. In the event of the termination of this Agreement under any circumstances whereby Executive cannot, or does not, purchase the Policies, Executive agrees to execute such documents as may be required by the Insurer to designate Corporation as sole beneficiary of the Policies (and Executive shall have no further right or interest in the Policies).

OWNERSHIP OF POLICY

     8. The Corporation shall be the sole and absolute owner of the Policies, and may exercise all ownership rights granted to the owner thereof by the terms of the Policies, except as may be provided herein. In addition, the Corporation shall keep possession of the Policies, but agrees, from time to time, to make the Policies available to the Executive.

BORROWING

     9. The Corporation shall not have the right to borrow the cash value of the Policies without the consent of the Executive. In any event, amounts borrowed from the cash value by the Corporation shall be limited to the amount of premiums paid by the Corporation to date and, shall not reduce the amount payable to the Beneficiary. The Corporation agrees to repay the borrowed amounts to the extent required to ensure the full payment of the Death Benefits to the Beneficiary.

STATUS OF AGREEMENT

     10. The benefits payable under this Agreement shall be independent of, and in addition to, any other employment agreement that may exist from time to time between the parties hereto, or any other compensation payable by the Corporation to the Executive, whether as salary, bonus or otherwise. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Corporation to discharge the Executive, or restrict the right of the Executive to terminate his employment.

RELOCATION AND AMENDMENT

     11. This Agreement may be revoked or be amended in whole or in part by a written agreement signed by both of the parties hereto.
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CONSTRUCTION

     12. This Agreement is a New Jersey contract and shall be construed and enforced in accordance with the laws of the State of New Jersey.

FIDUCIARY

     13. The person serving from time to time as the [Vice President, Personnel] of the Corporation shall serve as the named Fiduciary and administrator ("Fiduciary") of the split-dollar arrangement established pursuant to this Agreement. The Fiduciary shall have full power to administer this Agreement, and the Fiduciary's actions with respect hereto shall be binding and conclusive upon all persons for all purposes; subject to Item 14. The fiduciary shall not be liable to any person for any action taken or omitted in connection with its responsibilities, rights and duties under this Agreement unless attributable to willful misconduct or lack of good faith.

CLAIMS PROCEDURE

     14. Any controversy or claim arising out of or relating to this Agreement shall be filed with the Fiduciary which shall make all determinations concerning such claim. Any decision by the Fiduciary denying such claim shall be in writing and shall be delivered to all parties in interest. Such decision shall set forth the reasons for denial in plan language. Pertinent provisions of the Agreement shall be cited and, where appropriate, an explanation as to how the Executive or the beneficiary can perfect the claim will be provided. This notice of denial of benefits will be provided within 90 days of the Fiduciary's receipt of the Executive's claim for benefits. If the Fiduciary fails to notify the Executive of the decision regarding such claim, the claim shall be considered denied, and the Executive shall then be permitted to proceed with his appeal as provided in this Section.

     An Executive who has been completely or partially denied a benefit shall be entitled to appeal this denial of his claim by filing a written statement of his position with the Fiduciary no later than sixty (60) days after receipt of the written notification of such claim denial. The Fiduciary shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal.

     The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Agreement provisions on which the decision is based.

     Following his review of any additional information submitted by the Executive, either through the hearing process or otherwise, the Fiduciary shall render a decision on his review of the denied claim in the following manner:

          (a) The Fiduciary shall make his decision regarding the merits of the denied claim within 60 days following his receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). He shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the Executive prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

          (b) The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Agreement provisions on which the decision is based.



IN WITNESS WHEREOF, the said Corporation has caused this Agreement to be signed in its corporate name by its duly authorized officer, and properly attested to, and the said Executive has hereunto set his hand, all as of the day and year first above written.

ATTEST:

BECTON DICKINSON AND COMPANY
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By:

WITNESS:

"EXECUTIVE"